The Prudential Series Fund, Inc.
For the fiscal year ended 06/30/04
File number 811-40896

SUB-ITEM 77D
          Policies With Respect to Security Investment

The Prudential Series Fund, Inc.
SP INVESCO Small Company Growth Portfolio
Prospectus dated May 1, 2003
Supplement dated April 5, 2004
          Effective April 30, 2004, State Street Research and Management Company ("State Street") will replace INVESCO Institutional (N.A.) as subadviser to the SP INVESCO Small Company Growth Portfolio. Effective April 30, 2004, the name of the Portfolio will be the SP State Street Research Small Cap Growth Portfolio.
           The following supplements the discussion in the section of the prospectus titled "How the Fund is Managed - Portfolio Managers:"
          State Street Research and Management Company ("State
Street") will serve as the subadviser for the SP State Street
Research Small Cap Growth Portfolio effective April 30, 2004.
State Street traces its heritage back to 1924 and the founding of one of America?s first mutual funds. As of December 31, 2003, State Street managed approximately $47.5 billion in assets. The address of State Street is One Financial Center,
Boston, Massachusetts 02111.
           Tucker Walsh will be the lead portfolio manager and will be responsible for the day-to-day management of the Portfolio. Andrew
Morey will be portfolio manager of the Portfolio. Mr. Walsh, a managing director, joined State Street in 1997. Mr. Morey, a senior vice president, joined State Street in 1995.





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